FOR IMMEDIATE RELEASE	SYMBOL: CSUH
Contact: Jon Cunningham of RedChip Companies, Inc.,	Traded: OTC
+1-800-733-2447 ext. 107, investor@celsius.com

CELSIUS HOLDINGS REPORTS LOSS ON NON-CASH IMPAIRMENT CHARGE

DELRAY BEACH, Fla., May. 15—Celsius Holdings, Inc. (the “Company”) today reported a net loss of $3,875,000 or $0.04 per basic and diluted share for the three months ended March 31, 2007. This compares with net loss of $125,000 or $0.00 per basic and diluted share for the three months ended March 31, 2006. Revenue increased 41.3 percent to $241,000 versus $170,000 for the same period in the previous year.

The loss for the current period includes a non-cash impairment charge of $3.3 million due to the impairment of the Company’s intangible assets.

Mr. Stephen C. Haley, chairman and CEO said: “We are pleased with the progress that we’ve made in the first quarter. While much of management’s attention was focused on corporate issues such as concluding our reverse merger to become a public company and the various audits and documentation that accompanies that process, we were also able to start strengthening the management team and continued to add distributors and retailers.”

“Operationally,” Mr. Haley said, “we also made progress at the retail and distribution levels. Our success in growing our Vitamin Shoppe relationship from a small test that started in New York and New Jersey and then expanded into California and Florida has resulted in acceptance across the country. We have other similar successes with retailers like Valero and Hannafords.” Mr. Haley continued by stating, “On the distribution front, we added new DSD distributors in some key geographies this quarter including parts of Texas, most of Chicago and New Mexico as well as beefing up our sales team with the hiring of several regional sales directors. Beyond distribution, we announced our 12oz can which actually started shipping in April, providing us the product flexibility we needed to open new channels.”

“Looking ahead,” Mr. Haley said, “our challenge as a young company launching a product in a new category is to continually educate the market about who we are and the benefits we provide as they relate to such issues as health and nutrition and margins. We will focus on growing our domestic and international markets and, given the interest demonstrated by consumers, distributors, retailers and the media in what we’ve created with Celsius, we are confident and energized.”

The company's quarterly conference call is scheduled for 4:30 p.m. ET today, Tuesday, May 15. The call may be accessed through live webcast links on the company's Internet home page, www.celsius.com. The webcast will be archived and available on the company's website for one month following each call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTC BB: CSUH.OB) manufactures Celsius® through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc., a leader in the emerging $25 billion functional food and beverage category, is focused on the development and marketing of healthy, performance-based beverages. Celsius, Inc. is an innovative sports nutrition company dedicated to bringing consumers healthier refreshment through science and nutrition.

Forward-Looking Statements
This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of the Company’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because the Company’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Description of

Page 2 Celsius Holdings, May 15, 2007

Business - Risk Factors” in the Company’s report on Form 8-K as filed with the Securities and Exchange Commission on February 2, 2007, and other reports the Company files from time to time with the Securities and Exchange Commission. The Company does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiary
Condensed Consolidated Balance Sheet
March 31, 2007
(Unaudited)
Current assets:
Cash and cash equivalents	$10,241
Accounts receivable, net	103,406
Inventories, net	607,217
Other current assets	24,033
Total current assets	744,897
Property, fixtures and equipment, net	28,508
Other long-term assets	6,260
Total Assets	$779,665

Current liabilities:
Accounts payable and accrued expenses	$377,834
Loans payable	228,419
Short term portion of long term other liabilities	7,123
Due to related parties	1,076,344
Total current liabilities	1,689,810

Long term other liabilities	19,422
Total Liabilities	1,709,232

Stockholders’ Deficit	(929,567)
Total Liabilities and Stockholders’ Deficit	$779,665

Page 3 Celsius Holdings, May 15, 2007

Condensed Consolidated Statements of Operations
	For the Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$240,610	$170,291
Cost of sales	175,078	135,829
Gross profit	65,532	34,462

Selling and marketing expenses	235,297	82,671
General and administrative expenses	392,259	61,322
Impairment expense	3,281,640	-
Loss from operations	(3,843,664)	(109,531)

Interest expense	30,905	15,475
Net loss	$(3,874,569)	$(125,006)

Weighted average shares outstanding -
basic and diluted	91,869,430	70,912,246
Loss per share - basic and diluted	$(0.04)	$(0.00)

/CONTACT:
Media, Shep Doniger, (561)637-5750, sdoniger@bdcginc.com, for Celsius Holdings, Inc.;
or Jan Norelid of Celsius Holdings, Inc., (561)276- 2239, jnorelid@celsius.com or
Investors, Jon Cunningham of RedChip Companies, Inc., +1-800-733-2447 ext. 107, investor@celsius.com